Exhibit (j)(2)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees
The Community Reinvestment Act Qualified Investment Fund

We consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 15, 2005 relating to the financial statements and financial highlights of The Community Reinvestment Act Qualified Investment Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the headings "Financial Highlights" and "Service Providers" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in such Registration Statement.


/s/ Grant Thornton LLP

GRANT THORNTON LLP

New York, New York
July 27, 2005